EXHIBIT 99.3

                                    STILWELL
                                 FINANCIAL INC.

Contact: Landon H. Rowland (816-218-2416)
920 Main Street, 21st Floor
Kansas City, Missouri  64105

                                                                NYSE Symbol:  SV
                                                             Release No. 2001-13

April 25, 2001

                              For Immediate Release

                                 {News Release}
                           STILWELL FINANCIAL INC. TO
             RECEIVE APPROXIMATELY $600 MILLION IN CONVERTIBLE DEBT
                                    OFFERING

                                    (Page 13)

Kansas City, Missouri

     Stilwell Financial Inc. ("Stilwell" or the "Company") today announced that it has entered into a purchase agreement for the sale of $810 million principal amount at maturity of zero-coupon convertible senior notes due 2031 ("convertible securities"). The convertible securities are being offered only to qualified institutional buyers at an initial offering price of $741.37 per $1,000 principal amount at maturity, resulting in gross proceeds to Stilwell of approximately $600 million. The issue price represents a yield to maturity of 1% per year. The initial purchaser will also have a 30-day option to purchase up to an additional $121.5 million principal amount at maturity of the convertible securities to cover over-allotments which would provide Stilwell an additional $90 million in gross proceeds.

     Each $1,000 principal amount at maturity of the convertible securities will initially be convertible into 17.1544 shares of common stock upon the occurrence of any of the following events: i) if the closing prices of Stilwell's shares of common stock on the New York Stock Exchange exceed specified levels; ii) if, after the date on which the convertible securities have been assigned a credit rating, the credit rating assigned is below a specified level; iii) if Stilwell redeems the convertible securities; or iv) in the event that Stilwell takes certain corporate actions, such as declaration of an extraordinary dividend. Stilwell may redeem the convertible securities for cash on or after April 30, 2006 at their accreted value. Stilwell may be required to repurchase the convertible securities at the accreted value thereof, at the option of the holders on April 30th of 2002, 2004, 2006, 2011, 2016, 2021 and 2026. Stilwell
may choose to pay the purchase price for such repurchases in cash or shares of Stilwell common stock. Stilwell will use the proceeds of the offering, together with available cash, to purchase 600,000 shares of common stock of Janus Capital Corporation that are being sold to Stilwell by Mr. Thomas H. Bailey.

     This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The convertible securities and shares of common stock issuable upon conversion of the convertible securities have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.


                               * * * * * * * * * *

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Registration Statement on Form 10 dated June 15, 2000 and Stilwell's Annual Report on Form 10-K for the year ended
December 31, 2000, both on file with the Securities and Exchange Commission (Commission file no. 001-15253). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                              ............. The End